Exhibit 99.1

Glory Star New Media Group Holdings Limited Reports

Glory Star New Media Group Limited

Full Year 2019 Financial Results

Beijing, March 31, 2020 (GLOBE NEWSWIRE) — Glory Star New Media Group Holdings Limited (NASDAQ: GSMG) (the “Company”), a leading mobile and online digital media and entertainment company in China, today announced the financial results of its acquired company, Glory Star New Media Group Limited (“Glory Star”) for the full year ended December 31, 2019. The information provided in this release solely represents the historical financial information of Glory Star prior to the closing of the February 14, 2020 business combination between TKK Symphonic Acquisition Corp., the Company’s predecessor, and Glory Star which can be found in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 31, 2020.

Full Year 2019 Operating Highlights

●	Downloads of the CHEERS App[1] exceeded 85 million for the year ended December 31, 2019, compared to 12 million for the year ended December 31, 2018.

●	Average daily active users (“DAUs”)[2] of the CHEERS App increased to 1.9 million from 0.4 million in the full year of 2018.

●	Glory Star’s e-Mall sold over 13,180 Stock Keeping Units (“SKUs”), recording over RMB133.76 million (US$19.36 million) in gross merchandise value (“GMV”) [3] through its CHEERS App in the same period.

Full Year 2019 Financial Highlights

●	Revenues increased by 16.7% to US$65.8 million from US$56.4 million in the full year of 2018.

●	Income from operations increased by 94.4% to US$26.8 million from US$13.8 million in the full year of 2018.

●	Operating margin expanded to 40.8% from 24.5% in the full year of 2018.

●	Net income attributable to Glory Star’s shareholders increased by 94.5% to US$26.3 million from US$13.5 million in the full year of 2018.

●	Net margin expanded to 40.0% from 24.0% in the full year of 2018.

[1]	Glory Star defines this metric as the total number of downloads of the CHEERS App as of the end of the period.
[2]	Glory Star defines daily active users, or DAUs, as a user who has logged in or access Glory Star’s online video content and/or its e-commerce platform using the CHEERS App, whether on a mobile phone or tablet. Glory Star calculates DAUs using internal company data based on the activity of the user account and as adjusted to remove “duplicate” accounts.
[3]	Glory Star defines gross merchandise value, or GMV, as the volume of merchandise sold through its CHEERS App at the end of the period.

“In February 2020, we successfully brought Glory Star to the international stage by completing our business combination with TKK Symphony Acquisition Corporation,” commented Mr. Bing Zhang, Chairman and Chief Executive Officer of Glory Star. “Our robust financial and operating results in 2019 were driven by our innovative business model, increasingly competitive value propositions, and ability to capitalize on the growing market opportunity. We also remained committed to bolstering our production capabilities for tailored content and increasing our collaborations with experienced producers to develop popular network dramas. Notably, by leveraging our professionally-generated content, we have attracted an increasing number of users to our CHEERS App, as evidenced by the sevenfold increase in CHEERS app downloads on a year-over-year basis and the 365.9% growth in DAUs for 2019. As a result of such improvements, we significantly increased the GMV for our CHEERS App during the full year of 2019.”

“At the beginning of 2020, the coronavirus outbreak has resulted in quarantines, travel restrictions, and the temporary closure of offline activities both in China and abroad. Moreover, as the epidemic continues to accelerate the shift of consumption habits from offline to online, we have experienced rapid growth in our active user base and mobile application downloads during the period. This trend provides further evidence in the viability and growth potential of our business model going forward. As such, we plan to continue enriching our content library, augmenting our e-commerce services, and fortifying our ecosystem through active user base expansion. We remain confident that the combination of our healthy ecosystem along with our improving profitability and operating efficiency has positioned us well to capture the immense growth potential of the new media industry in China.”

Mr. Ian Lee, Chief Financial Officer of the Company, added, “Glory Star’s steady revenue growth and continuing margin expansion highlighted its strong financial performance in 2019. Additionally, Glory Star was also able to leverage the popularity of its premium content to further enhance Glory Star’s brand influence, which helped to reduce its reliance on third-party advertising and marketing activities for brand promotion. As a result, Glory Star further reduced its total operating expenses to US$38.9 million, or 59.2% of revenue, in 2019 from US$42.6 million, or 75.5% of revenue, in 2018. Looking ahead, as Glory Stare continue to improve its operating efficiency, Glory Star will also heighten its investment into the improvement of its product offerings to further sustain its healthy growth momentum.”

Full Year 2019 Financial Results

Revenue in the full year of 2019 increased by 16.7% to US$65.8 million from US$56.4 million in the full year of 2018. As Glory Star continued to expand the active user base of CHEERS mobile, primarily as a result of its explosive growth in live shows, it drew an increasing number of active users onto its platform, which increased Glory Star’s value proposition to advertisers in turn. As a result, Glory Star’s advertising revenue in the full year of 2019 increased by 38.7% to US$48.4 million from US$34.9 million in the full year of 2018. In addition, Glory Star’s efforts to enhance its content production capabilities to provide custom content meeting user and advertiser demands as well as its work with experienced producers to develop popular network dramas contributed to the year-over-year increase in revenue.

Total operating expenses in the full year of 2019 decreased by 8.5% to US$38.9 million from US$42.6 million in the full year of 2018.

●	Cost of revenues in the full year of 2019 decreased by 10.8% to US$31.9 million from US$35.8 million in the full year of 2018. As a percentage of revenues, cost of revenues in the full year of 2019 decreased to 48.5% from 63.5% in the full year of 2018. The reduction was mainly due to the decrease of expenditure on payments to various channel owners for broadcast advertisements, as Glory Star was able to increasingly rely on CHEERS App, which has established a sizable user base, for advertising services.

●	Sales and marketing expenses in the full year of 2019 decreased by 3.0% to US$3.2 million from US$3.3 million in the full year of 2018, which was primarily due to the reduction in advertising fees as Glory Star was increasingly able to promote and maintain its brand influence through its own platform and proprietary content, offset by in the increase in e-Mall marketing expenses. As a percentage of revenues, sales and marketing expenses in the full year of 2019 decreased to 4.8% from 5.8% in the full year of 2018.

●	General and administrative expenses in the full year of 2019 increased by 3.6% to US$3.1 million from US$3.0 million in the full year of 2018, which was mainly attributable to higher professional service fees related to Glory Star’s previous business combination and listing. As a percentage of revenues, general and administrative expenses in the full year of 2019 decreased to 4.8% from 5.4% in the full year of 2018.

●	Research and development expenses in the full year of 2019 increased slightly to US$0.7 million from US$0.5 million in the full year of 2018, which was mainly attributable to the headcount increase in Glory Star’s IT department during the year as Glory Star continued to enhance its technological capabilities. As a percentage of revenues, research and development expenses in the full year of 2019 increased to 1.1% from 0.9% in the full year of 2018.

Income from operations in the full year of 2019 increased by 94.4% to US$26.8 million from US$13.8 million in the full year of 2018. Operating margin in the full year of 2019 expanded to 40.8% from 24.5% in the full year of 2018. These improvements were primarily driven by Glory Star’s ability to grow its revenues while optimizing its operating efficiency.

Net income attributable to Glory Star New Media Group Limited’s shareholders in the full year of 2019 increased by 94.5% to US$26.3 million from US$13.5 million in the full year of 2018. Net margin expanded to 40.0% in the full year of 2019 from 24.0% in the full year of 2018.

As of December 31, 2019, Glory Star had cash and cash equivalents of US$6.9 million, compared to US$2.4 million as of December 31, 2018.

Net cash provided by operating activities in the full year of 2019 was US$26.1 million, as compared to US$10.6 million in net cash used in operating activities for the full year of 2018.

About Glory Star New Media Group Holdings Limited

Glory Star New Media Group Holdings Limited is a leading mobile entertainment operator in China. Glory Star’s ability to integrate premium lifestyle content, including short videos, online variety shows, online dramas, live streaming, its Cheers lifestyle video series, e-Mall, and mobile app, along with innovative e-commerce offerings on its platform enables it to pursue its mission of enriching people’s lives. The company’s large and active user base creates valuable engagement opportunities with consumers and enhances platform stickiness with thousands of domestic and international brands.

Safe Harbor Statement

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, are: the ability to manage growth; ability to identify and integrate other future acquisitions; ability to obtain additional financing in the future to fund capital expenditures; fluctuations in general economic and business conditions; costs or other factors adversely affecting our profitability; litigation involving patents, intellectual property, and other matters; potential changes in the legislative and regulatory environment; a pandemic or epidemic; and other factors listed in the Company’s most recent reports on the Current Report on Form 8—K filed on February 21, 2020, which may be amended from time to time. The historical financial information contained in this release solely relates to Glory Star and should be read in conjunction with Glory Star’s audited consolidated financial statements and notes thereto included in Glory Star’s Current Report on Form 8-K/A(Amendment No. 2), dated March 31, 2020, which may be amended from time to time. Glory Star’s results of operations for the year ended December 31, 2019 are not necessarily indicative of the Company’s operating results for any future periods. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Such information speaks only as of the date of this release.

Contacts

ICR Inc.

Jack Wang

Tel: +1 (646) 308-0546

Email: gsnm@icrinc.com

GLORY STAR NEW MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollars in thousands, except share and per share data)

	For the years ended December 31,
	2018	2019
Revenues	$56,356	$65,777

Operating expenses:
Cost of revenues	35,777	31,901
Selling and marketing	3,250	3,154
General and administrative	3,024	3,134
Research and development	502	749
Total operating expenses	42,553	38,938

Income from operations	13,803	26,839
Other income (expenses):
Interest expense, net	(497)	(295)
Other income, net	301	50
Total other expenses	(196)	(245)

Income before income tax	13,607	26,594
Income tax benefit (expenses)	83	(191)
Net income	13,690	26,403
Less: Net gain attributable to non-controlling interests	156	80
Net income attributable to Glory Star New Media Group Limited’s shareholders	$13,534	$26,323

Other comprehensive loss
Unrealized foreign currency translation loss	(1,036)	(974)
Comprehensive income	12,654	25,429
Less: Comprehensive gain attributable to non-controlling interests	132	74
Comprehensive income attributable to Glory Star New Media Group Limited’s shareholders	$12,522	$25,355

Earnings per ordinary share
Basic and diluted	$6.77	$13.16

Weighted average shares used in calculating earnings per ordinary share
Basic and diluted *	2,000,000	2,000,000

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

GLORY STAR NEW MEDIA GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars in thousands, except share and per share data)

	As of December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$2,437	$6,919
Accounts receivable, net	39,196	51,061
Prepayment and other current assets	7,114	2,499
Total current assets	48,747	60,479
Property and equipment, net	538	331
Intangible assets, net	18	14,683
Deferred tax assets	732	533
Unamortized produced content, net	2,949	1,657
Right-of-use assets	-	2,027
Total non-current assets	4,237	19,231
TOTAL ASSETS	$52,984	$79,710

Liabilities, Mezzanine equity and Shareholders’ Equity
Current liabilities:
Short-term bank loans	$10,199	$718
Accounts payable	661	4,546
Advances from customers	245	610
Accrued liabilities and other payables	5,770	6,134
Other taxes payable	1,194	1,890
Operating lease liabilities -current	-	313
Due to related parties	1,255	1,525
Total current liabilities	19,324	15,736
Operating lease liabilities - non-current	-	1,718
Total non-current liabilities	-	1,718
Total liabilities	$19,324	$17,454

Commitments and contingences

Mezzanine equity	$9,031	$-

Shareholders’ equity
Ordinary shares (par value of $0.01 per share; 5,000,000 shares authorized as of December 31, 2018 and 2019; 2,000,000 shares issued and outstanding as of December 31, 2018 and 2019, respectively)*	$20	$20
Subscription receivable	(20)	(20)
Additional paid-in capital	578	13,379
Statutory reserve	418	431
Retained earnings	23,840	49,547
Accumulated other comprehensive loss	(608)	(1,576)
Total Glory Star New Media Group Limited shareholders’ equity	24,228	61,781
Non-controlling interest	401	475
Total equity	24,629	62,256

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY	$52,984	$79,710

*	The shares and per share data are presented on a retroactive basis to reflect the reorganization.